Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

March 21, 2018

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2018 THIRD-QUARTER RESULTS

•	Net sales increased 2 percent to $3.9 billion; organic net sales¹ increased 1 percent

•	Operating profit increased 9 percent; total segment operating profit was down 6 percent in constant currency

•	Diluted earnings per share (EPS) were $1.62 compared to $0.61 a year ago; adjusted diluted EPS totaled $0.79, up 8 percent in constant currency

•	Nine-month operating cash flow increased 29 percent to $2.1 billion; free cash flow increased 47 percent to $1.7 billion

•	Company updates fiscal 2018 full-year outlook to reflect higher supply chain costs

•	Blue Buffalo acquisition remains on track to close in fourth quarter of fiscal 2018

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – March 21, 2018 – General Mills (NYSE: GIS) today reported results for the third quarter ended February 25, 2018.

“Our primary goal this year has been to strengthen our topline performance while maintaining our efficiency,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “While I’m pleased that we’re delivering on the first part of that goal, with strong consumer marketing, innovation, and in-store execution leading to a second consecutive quarter of organic net sales growth, I’m disappointed in our results on the bottom line. Our third-quarter operating profit fell well short of our expectations, and cost pressures are impacting our full-year outlook. Like the broader industry, we’re seeing sharp increases in input costs, including inflation in freight and commodities. Because of our improved volume performance, we’re also incurring higher operational costs.”

Harmening continued, “We are moving urgently to address this increasingly dynamic cost inflation environment. We’ve taken actions to improve profitability in the near term, and we’ve launched initiatives that will reduce our long-term cost structure. While these actions will only partially offset the cost headwinds in fiscal 2018, we are confident they will strengthen our bottom-line results beginning in fiscal 2019.”

The company is responding to rising cost pressure with actions that will lower costs and improve profitability in the short and medium term. Initiatives that will have a near-term impact include:

•	Various actions to mitigate rising freight costs, including increasing the number of qualified freight carriers and utilizing different modes of transportation.

•	Increasingly tight control of all expenditures in the balance of fiscal 2018.

•	Targeted Strategic Revenue Management actions to improve net price realization. Specific actions will vary across categories and geographies, with benefits being realized beginning in the fourth quarter of fiscal 2018.

Initiatives that will benefit fiscal 2019 and beyond include:

•	Optimizing the distribution network between the factory and the customer to better align with the manufacturing footprint reorganization completed over the last three years.

•	Optimizing the global administrative structure through new cost-savings initiatives.

•	Delivering ongoing productivity savings via Holistic Margin Management.

•	Maximizing the impact of the new global sourcing capability.

•	Other Enterprise Process Transformation projects designed to streamline global processes and enhance connectivity across key global functions.

In addition to implementing the initiatives listed above, General Mills will continue to pursue its Consumer First strategy and execute against its three key growth priorities: 1) competing effectively on all brands and across all geographies through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing transactions. The company recently announced the proposed acquisition of Blue Buffalo Pet Products, Inc. (“Blue Buffalo”), which accelerates its portfolio shaping efforts by adding the leading brand in the fast-growing Wholesome Natural pet food category in the U.S. The Blue Buffalo acquisition is expected to close before the end of fiscal 2018. The company will also pursue divestitures of growth-dilutive businesses to further reshape its portfolio. By focusing on these priorities, General Mills expects to generate consistent topline growth, which, when balanced with a disciplined focus on margin expansion, cash conversion, and cash returns, will create significant value for shareholders.

Third Quarter Results Summary

•	Reported net sales increased 2 percent to $3.88 billion. Organic net sales increased 1 percent.

•	Gross margin decreased 220 basis points to 32.3 percent of net sales. Adjusted gross margin, which excludes certain items affecting comparability, decreased 250 basis points to 32.5 percent. This was driven by higher input costs, including increased freight and logistics costs, commodity inflation, and other operational costs, as well as higher merchandising expense.

•	Operating profit totaled $593 million, up 9 percent from last year due to lower restructuring, impairment, and other exit costs. Operating profit margin of 15.3 percent increased 100 basis points. Adjusted operating profit margin decreased 120 basis points to 15.7 percent, primarily reflecting lower adjusted gross margin, partially offset by lower selling, general, & administrative expense (SG&A), including a 22 percent decrease in advertising and media expense.

•	Total segment operating profit of $628 million was down 6 percent in constant currency.

•	The effective tax rate in the quarter was an 85.9 percent benefit compared to a 23.0 percent charge last year, primarily driven by the provisional net benefit related to the Tax Cuts and Jobs Act (TCJA) (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 15.2 percent compared to 24.7 percent a year ago, driven by the lower blended U.S. statutory tax rate, including an adjustment for the application of the new rate to earnings from the first half of fiscal 2018.

•	Net earnings attributable to General Mills totaled $941 million, up 163 percent from a year ago primarily driven by the impact of the TCJA. Diluted EPS totaled $1.62 compared to $0.61 in the prior year.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.79 in the third quarter, up 10 percent from the prior year. Constant-currency adjusted diluted EPS increased 8 percent, reflecting lower taxes and average diluted shares outstanding in the quarter.

Nine Month Results Summary

•	Reported net sales of $11.85 billion were in line with year-ago levels. Organic net sales declined 1 percent, primarily reflecting volume declines in the Asia & Latin America and Europe & Australia segments.

•	Gross margin decreased 210 basis points to 33.8 percent of net sales. Adjusted gross margin was down 240 basis points to 34.0 percent.

•	Operating profit totaled $1.95 billion, essentially matching the prior year. Operating profit margin of 16.4 percent was down 20 basis points. Adjusted operating profit margin decreased 190 basis points to 16.7 percent.

•	Total segment operating profit of $2.06 billion was down 10 percent in constant currency.

•	Net earnings attributable to General Mills totaled $1.78 billion. Diluted EPS of $3.05 increased 47 percent from the prior year.

•	Adjusted diluted EPS of $2.32 was down 1 percent as reported and down 2 percent on a constant-currency basis.

Operating Segment Results

Components of Fiscal 2018 Reported Net Sales Growth
Third Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	1 pt		(1) pt		1 pt		1%
Convenience Stores & Foodservice	1 pt		2 pt	s	—		3%
Europe & Australia	(3) pt	s	2 pt	s	12 pt	s	11%
Asia & Latin America	(9) pt	s	9 pt	s	3 pt	s	3%

Total	(1) pt		1 pt		2 pt	s	2%

Nine Months
North America Retail	—		(1) pt		—		(1)%
Convenience Stores & Foodservice	1 pt		2 pt	s	—		3%
Europe & Australia	(1) pt		2 pt	s	6 pt	s	7%
Asia & Latin America	(11) pt	s	8 pt	s	2 pt	s	(1)%

Total	(1) pt		—		1 pt		Flat

Components of Fiscal 2018 Organic Net Sales Growth
Third Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures	Reported Net Sales
North America Retail	1 pt		—		1%	1 pt		(1) pt	1%
Convenience Stores & Foodservice	1 pt		2 pt	s	3%	—		—	3%
Europe & Australia	(3) pt	s	2 pt	s	(1)%	12 pt	s	—	11%
Asia & Latin America	(9) pt	s	9 pt	s	Flat	3 pt	s	—	3%

Total	—		1 pt		1%	2 pt	s	(1) pt	2%

Nine Months
North America Retail	—		(1) pt		(1)%	—		—	(1)%
Convenience Stores & Foodservice	1 pt		2 pt	s	3%	—		—	3%
Europe & Australia	(1) pt		2 pt	s	1%	6 pt	s	—	7%
Asia & Latin America	(11) pt	s	8 pt	s	(3)%	2 pt	s	—	(1)%

Total	(1) pt		Flat		(1)%	1 pt		—	Flat

Fiscal 2018 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	Flat	Flat
Convenience Stores & Foodservice	(10)%	(10)%
Europe & Australia	(35)%	(46)%
Asia & Latin America	(121)%	(134)%

Total	(5)%	(6)%

Nine Months
North America Retail	(7)%	(7)%
Convenience Stores & Foodservice	(7)%	(7)%
Europe & Australia	(33)%	(38)%
Asia & Latin America	(51)%	(56)%

Total	(9)%	(10)%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment totaled $2.52 billion, up 1 percent from the prior year. Net sales increased 6 percent in the Canada operating unit, 3 percent in U.S. Snacks, and 2 percent in U.S. Meals & Baking, and net sales were down 8 percent in U.S. Yogurt and 1 percent in U.S. Cereal. Organic net sales increased 1 percent in the quarter. Segment operating profit of $518 million essentially matched prior-year results, with higher net sales and lower SG&A expense offset by higher input costs.

Through nine months, North America Retail segment net sales were down 1 percent to $7.73 billion. Net sales declines of 14 percent in the U.S. Yogurt operating unit and 1 percent in U.S. Cereal were partially offset by a 4 percent increase in Canada and a 2 percent increase in U.S. Snacks. U.S. Meals & Baking net sales were essentially in line with year-ago levels. Organic net sales also declined 1 percent. Segment operating profit totaled $1.67 billion, down 7 percent from a year ago due to higher input costs, unfavorable trade expense phasing, and higher merchandising activity, partially offset by lower SG&A expenses.

Convenience Stores & Foodservice Segment

Third-quarter net sales for the Convenience Stores & Foodservice segment increased 3 percent to $460 million, driven by growth for the Focus 6 platforms, including frozen meals, cereal, and snacks, as well as benefits from market index pricing on bakery flour. Organic net sales also increased 3 percent. Segment operating profit of $84 million was 10 percent below last year, driven by higher input costs.

Through nine months, Convenience Stores & Foodservice net sales increased 3 percent to $1.42 billion, driven by growth for the Focus 6 platforms and benefits from market index pricing on bakery flour. Organic net sales also increased 3 percent. Segment operating profit totaled $276 million, 7 percent below last year due to higher input costs and a comparison to 8 percent operating profit growth in the year-ago period.

Europe & Australia Segment

Third-quarter net sales for the Europe & Australia segment increased 11 percent to $470 million, driven by favorable foreign currency exchange. Organic net sales were down 1 percent. Sales growth for the snack bars platform was offset by declines in other platforms. Segment operating profit totaled $27 million compared to $42 million a year ago, primarily driven by input cost inflation, including currency-driven inflation on products imported into the U.K.

Through nine months, Europe & Australia net sales increased 7 percent to $1.43 billion, reflecting favorable foreign currency exchange and benefits from net price realization and mix. Organic net sales increased 1 percent. Sales growth for the ice cream and snack bars platforms offset declines in other platforms. Segment operating profit totaled $85 million compared to $127 million a year ago, primarily driven by input cost inflation, including currency-driven inflation on products imported into the U.K.

Asia & Latin America Segment

Third-quarter net sales for the Asia & Latin America segment increased 3 percent to $435 million, driven by favorable foreign currency exchange. Organic net sales essentially matched year-ago levels. Net sales growth across Asia markets was offset by lower net sales across Latin America markets. Segment operating profit decreased to a $2 million loss compared to a $10 million profit a year ago, driven by lower volume, higher input costs including currency-driven inflation, and higher SG&A expenses.

Through nine months, Asia & Latin America net sales declined 1 percent to $1.27 billion, reflecting unfavorable contributions from volume partially offset by benefits from net price realization and mix and favorable foreign currency exchange. Organic net sales declined 3 percent. A net sales increase in Asia markets, including growth on ice cream and snack bars, was more than offset by declines in Brazil, reflecting a timing shift in reporting calendar in fiscal 2017 and challenges related to an enterprise reporting system implementation. Segment operating profit totaled $30 million compared to $61 million a year ago, driven by lower volume and input cost inflation, including currency-driven inflation on imported products.

Joint Venture Summary

Third-quarter net sales for CPW increased 2 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 3 percent. Combined after-tax earnings from joint ventures were $17 million compared to $11 million a year ago. On a constant-currency basis, after-tax earnings from joint ventures were up 30 percent from the year-ago period, driven primarily by higher sales for CPW. Through nine months, after-tax earnings from joint ventures totaled $64 million, down 2 percent as reported and down 4 percent in constant currency.

Other Income Statement Items

Unallocated corporate items totaled $28 million net expense in the third quarter of fiscal 2018, compared to $42 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $18 million net expense this year compared to $22 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $8 million in the quarter compared to $78 million a year ago. An additional $3 million of restructuring and project-related charges were recorded in cost of sales this year compared to $28 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $89 million in the third quarter compared to $76 million a year ago, driven by a charge related to the timing of the proposed acquisition of Blue Buffalo. The effective tax rate in the quarter was an 85.9 percent benefit compared to a 23.0 percent charge last year, primarily driven by the impact of the TCJA (please see Note 6 below). Excluding items affecting comparability, the adjusted effective tax rate was 15.2 percent compared to 24.7 percent a year ago, driven by the lower blended U.S. statutory tax rate, including an adjustment for the application of the new rate to earnings from the first half of fiscal 2018.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.14 billion through nine months of fiscal 2018, up 29 percent from the prior year due to improvements in accounts payable and inventory balances, as well as changes in incentive accruals and income taxes payable. Capital investments through the first nine months totaled $398 million. Dividends paid year-to-date totaled $846 million. During the first nine months of 2018, General Mills repurchased 10.9 million shares of common stock for a total of $601 million. Average diluted shares outstanding through nine months declined 3 percent to 583 million.

Outlook

General Mills updated its key full-year fiscal 2018 targets. These targets exclude the impact of the proposed Blue Buffalo acquisition.

•	Organic net sales are expected to be in line with last year, which is unchanged from previous guidance. This represents a 400 basis point improvement over the fiscal 2017 growth rate. The company continues to estimate currency translation will increase reported net sales by approximately 1 percentage point in fiscal 2018.

•	Constant-currency total segment operating profit is now expected to decline 5 to 6 percent, compared to the previous expectation of a range between down 1 percent and flat. The change in outlook was driven by higher-than-expected supply chain costs, including freight and logistics, commodities, and other operational costs. The company expects to generate constant-currency total segment operating profit growth in the fourth quarter, driven by favorable net price realization and mix and increased cost savings. Currency translation is expected to add 1 point to full-year total segment operating profit growth.

•	The full-year fiscal 2018 adjusted effective tax rate is now expected to be approximately 26 percent, compared to the previous expectation of a 27 percent rate. We continue to estimate that the TCJA will have a 2 point favorable impact on our fiscal 2018 adjusted effective tax rate.

•	Constant-currency adjusted diluted EPS is now expected to range between flat and up 1 percent from the base of $3.08 earned in fiscal 2017, compared to the previous guidance of a 3 to 4 percent increase. The company now estimates currency translation will be a 3 cent benefit to fiscal 2018 adjusted diluted EPS.

•	The company continues to expect free cash flow to increase at least 15 percent from the prior year, driven by strong discipline on core working capital.

General Mills will hold a briefing for investors today, March 21, 2018, beginning at 8:30 a.m. Eastern time. You can access the webcast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax reform legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 25,	Feb. 26,		Feb. 25,	Feb. 26,
	2018	2017	% Change	2018	2017	% Change
Net sales	$3,882.3	$3,793.2	2.3%	$11,850.2	$11,813.2	0.3%
Cost of sales	2,627.0	2,485.5	5.7%	7,841.8	7,569.1	3.6%
Selling, general, and administrative expenses	655.1	687.6	(4.7)%	2,045.8	2,107.9	(2.9)%
Divestiture loss	—	—	NM	—	13.5	NM
Restructuring, impairment, and other exit costs	7.5	77.6	(90.3)%	14.3	165.5	(91.4)%

Operating profit	592.7	542.5	9.3%	1,948.3	1,957.2	(0.5)%
Interest, net	89.3	76.4	16.9%	236.6	225.8	4.8%

Earnings before income taxes and after-tax earnings from joint ventures	503.4	466.1	8.0%	1,711.7	1,731.4	(1.1)%
Income taxes	(432.5)	107.0	(504.2)%	(29.1)	511.0	(105.7)%
After-tax earnings from joint ventures	16.6	11.1	49.5%	64.1	65.1	(1.5)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	952.5	370.2	157.3%	1,804.9	1,285.5	40.4%
Net earnings attributable to redeemable and noncontrolling interests	11.1	12.4	(10.5)%	28.3	36.9	(23.3)%

Net earnings attributable to General Mills	$941.4	$357.8	163.1%	$1,776.6	$1,248.6	42.3%

Earnings per share - basic	$1.64	$0.62	164.5%	$3.10	$2.12	46.2%

Earnings per share - diluted	$1.62	$0.61	165.6%	$3.05	$2.08	46.6%

Dividends per share	$0.49	$0.48	2.1%	$1.47	$1.44	2.1%

	Quarter Ended			Nine-Month Period Ended
	Feb. 25,	Feb. 26,	Basis Pt	Feb. 25,	Feb. 26,	Basis Pt
Comparisons as a % of net sales:	2018	2017	Change	2018	2017	Change
Gross margin	32.3%	34.5%	(220)	33.8%	35.9%	(210)
Selling, general, and administrative expenses	16.9%	18.1%	(120)	17.3%	17.8%	(50)
Operating profit	15.3%	14.3%	100	16.4%	16.6%	(20)
Net earnings attributable to General Mills	24.2%	9.4%	1,480	15.0%	10.6%	440

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	Feb. 25, 2018	Feb. 26, 2017	Basis Pt Change	Feb. 25, 2018	Feb. 26, 2017	Basis Pt Change
Adjusted gross margin	32.5%	35.0%	(250)	34.0%	36.4%	(240)
Adjusted operating profit	15.7%	16.9%	(120)	16.7%	18.6%	(190)
Adjusted net earnings attributable to General Mills	11.9%	11.2%	70	11.4%	11.9%	(50)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 25, 2018	Feb. 26, 2017	% Change	Feb. 25, 2018	Feb. 26, 2017	% Change
Net sales:
North America Retail	$2,517.4	$2,499.0	0.7%	$7,727.4	$7,804.8	(1.0)%
Convenience Stores & Foodservice	460.3	448.5	2.6%	1,419.6	1,382.3	2.7%
Europe & Australia	469.8	424.5	10.7%	1,428.4	1,338.0	6.8%
Asia & Latin America	434.8	421.2	3.2%	1,274.8	1,288.1	(1.0)%

Total	$3,882.3	$3,793.2	2.3%	$11,850.2	$11,813.2	0.3%

Operating profit:
North America Retail	$518.3	$516.7	0.3%	$1,674.4	$1,795.9	(6.8)%
Convenience Stores & Foodservice	84.3	93.6	(9.9)%	275.6	295.4	(6.7)%
Europe & Australia	27.3	42.0	(35.0)%	84.8	127.2	(33.3)%
Asia & Latin America	(2.1)	10.0	(121.0)%	30.1	61.3	(50.9)%

Total segment operating profit	627.8	662.3	(5.2)%	2,064.9	2,279.8	(9.4)%
Unallocated corporate items	27.6	42.2	(34.6)%	102.3	143.6	(28.8)%
Divestiture loss	—	—	NM	—	13.5	(100.0)%
Restructuring, impairment, and other exit costs	7.5	77.6	(90.3)%	14.3	165.5	(91.4)%

Operating profit	$592.7	$542.5	9.3%	$1,948.3	$1,957.2	(0.5)%

	Quarter Ended			Nine-Month Period Ended
	Feb. 25, 2018	Feb. 26, 2017	Basis Pt Change	Feb. 25, 2018	Feb. 26, 2017	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	20.6%	20.7%	(10)	21.7%	23.0%	(130)
Convenience Stores & Foodservice	18.3%	20.9%	(260)	19.4%	21.4%	(200)
Europe & Australia	5.8%	9.9%	(410)	5.9%	9.5%	(360)
Asia & Latin America	(0.5%)	2.4%	(290)	2.4%	4.8%	(240)

Total segment operating profit	16.2%	17.5%	(130)	17.4%	19.3%	(190)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 25, 2018	Feb. 26, 2017	May 28, 2017
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$953.1	$899.1	$766.1
Receivables	1,496.5	1,427.5	1,430.1
Inventories	1,452.5	1,461.0	1,483.6
Prepaid expenses and other current assets	375.0	340.4	381.6

Total current assets	4,277.1	4,128.0	4,061.4
Land, buildings, and equipment	3,626.2	3,575.2	3,687.7
Goodwill	8,867.3	8,705.8	8,747.2
Other intangible assets	4,604.1	4,499.7	4,530.4
Other assets	865.9	761.6	785.9

Total assets	$22,240.6	$21,670.3	$21,812.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,505.7	$1,855.3	$2,119.8
Current portion of long-term debt	1,250.5	604.7	604.7
Notes payable	1,210.8	1,942.0	1,234.1
Other current liabilities	1,242.6	1,341.5	1,372.2

Total current liabilities	6,209.6	5,743.5	5,330.8
Long-term debt	7,163.6	7,176.4	7,642.9
Deferred income taxes	1,233.9	1,547.7	1,719.4
Other liabilities	1,481.3	1,930.0	1,523.1

Total liabilities	16,088.4	16,397.6	16,216.2

Redeemable interest	817.5	869.2	910.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,235.0	1,129.8	1,120.9
Retained earnings	14,398.4	13,008.8	13,138.9
Common stock in treasury, at cost, shares of 184.5, 178.5 and 177.7	(8,190.8)	(7,800.3)	(7,762.9)
Accumulated other comprehensive loss	(2,552.5)	(2,350.4)	(2,244.5)

Total stockholders’ equity	4,965.6	4,063.4	4,327.9
Noncontrolling interests	369.1	340.1	357.6

Total equity	5,334.7	4,403.5	4,685.5

Total liabilities and equity	$22,240.6	$21,670.3	$21,812.6

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 25, 2018	Feb. 26, 2017
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,804.9	$1,285.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	434.7	448.3
After-tax earnings from joint ventures	(64.1)	(65.1)
Distributions of earnings from joint ventures	60.6	43.7
Stock-based compensation	62.8	76.4
Deferred income taxes	(489.1)	140.1
Pension and other postretirement benefit plan contributions	(20.3)	(34.0)
Pension and other postretirement benefit plan costs	3.5	26.9
Divestiture loss	—	13.5
Restructuring, impairment, and other exit costs	(12.3)	141.1
Changes in current assets and liabilities	394.9	(368.8)
Other, net	(40.3)	(48.6)

Net cash provided by operating activities	2,135.3	1,659.0

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(397.9)	(475.2)
Investments in affiliates, net	(15.2)	4.8
Proceeds from disposal of land, buildings, and equipment	0.9	1.2
Proceeds from divestiture	—	17.5
Exchangeable note	—	13.0
Other, net	(12.7)	14.7

Net cash used by investing activities	(424.9)	(424.0)

Cash Flows - Financing Activities
Change in notes payable	(37.3)	1,681.3
Issuance of long-term debt	500.0	750.0
Payment of long-term debt	(600.0)	(1,003.0)
Proceeds from common stock issued on exercised options	91.4	90.5
Purchases of common stock for treasury	(601.2)	(1,650.9)
Dividends paid	(846.5)	(856.3)
Distributions to noncontrolling and redeemable interest holders	(48.3)	(59.5)
Other, net	(27.8)	(35.2)

Net cash used by financing activities	(1,569.7)	(1,083.1)

Effect of exchange rate changes on cash and cash equivalents	46.3	(16.5)

Increase in cash and cash equivalents	187.0	135.4
Cash and cash equivalents - beginning of year	766.1	763.7

Cash and cash equivalents - end of period	$953.1	$899.1

Cash Flow from changes in current assets and liabilities:
Receivables	$(25.5)	$(75.1)
Inventories	56.6	(42.1)
Prepaid expenses and other current assets	13.3	53.3
Accounts payable	413.0	(100.4)
Other current liabilities	(62.5)	(204.5)

Changes in current assets and liabilities	$394.9	$(368.8)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the nine-month period ended February 25, 2018, we recorded an adjustment related to a prior year which increased income tax expense and total liabilities by $40.5 million in our Consolidated Financial Statements. We determined the adjustment to be immaterial to our estimated Consolidated Statements of Earnings for the fiscal year ended May 27, 2018.

(2)	During the third quarter of fiscal 2018, we entered into a definitive agreement and plan of merger with Blue Buffalo Pet Products, Inc. (“Blue Buffalo”), a publicly held pet food company, pursuant to which a subsidiary of General Mills will merge into Blue Buffalo, with Blue Buffalo surviving the merger as a wholly owned subsidiary of General Mills. Equity holders of Blue Buffalo will receive $40.00 per share in cash, representing an enterprise value of approximately $8.0 billion in addition to the assumption of approximately $394 million of outstanding debt which will be repaid upon transaction close. We expect to finance the transaction with a combination of debt, cash on hand and approximately $1.0 billion in equity. The transaction, which has been approved by the Boards of Directors of General Mills and Blue Buffalo, is subject to regulatory approvals and other customary closing conditions, and is expected to close by the end of fiscal 2018. Invus, LP and founding Bishop family shareholders, representing more than 50 percent of Blue Buffalo’s outstanding shares, have delivered written consents approving the transaction and no other approval of Blue Buffalo’s Board of Directors or shareholders is required to complete the transaction. We expect to report the consolidated results of Blue Buffalo as a segment in future periods.

During the second quarter of fiscal 2017, we sold our Martel, Ohio manufacturing facility in our Convenience Stores & Foodservice segment and simultaneously entered into a co-packing arrangement with the purchaser. We received $17.5 million in cash, and recorded a pre-tax loss of $13.5 million.

(3)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 25, 2018	Feb. 26, 2017	Feb. 25, 2018	Feb. 26, 2017
Cost of sales	$0.1	$16.4	$13.0	$42.8
Restructuring, impairment, and other exit costs	7.5	77.6	14.3	165.5

Total restructuring charges	7.6	94.0	27.3	208.3

Project-related costs classified in cost of sales	$3.0	$11.5	$8.4	$36.4

Details of our current restructuring initiatives were as follows:

	Nine-Month Period Ended				Fiscal 2017, 2016 and 2015		Estimated
In Millions	Feb. 25, 2018		Feb. 26, 2017		Total		Future		Total
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Savings (b)
Global reorganization	$1.4	$32.9	$73.1	$9.2	$72.1	$20.0	$2	$23	$76	$76
Closure of Melbourne, Australia plant	8.0	6.6	17.7	0.1	21.9	1.6	4	(5)	34	3
Restructuring of certain international product lines	—	—	45.6	10.6	45.1	10.3	(3)	(4)	42	6
Closure of Vineland, New Jersey plant	12.3	(1.9)	35.6	1.5	41.4	7.3	—	5	54	11
Project Compass	(0.2)	2.9	(0.4)	11.4	54.3	48.9	—	2	54	54
Project Century	5.1	(2.2)	37.2	29.5	408.4	95.5	—	47	413	140
Project Catalyst	—	—	—	1.1	140.9	94.1	—	—	141	94
Combination of certain operational facilities	0.7	1.3	(0.5)	3.7	13.3	16.3	3	(4)	17	14

Total restructuring charges (a)	27.3	39.6	208.3	67.1	797.4	294.0	6	64	831	398
Project-related costs	8.4	8.0	36.4	40.2	114.6	111.1	5	11	128	130

Restructuring charges and project-related costs	$35.7	$47.6	$244.7	$107.3	$912.0	$405.1	$11	$75	$959	$528	$700

(a)	Includes $13.0 million of restructuring charges recorded in cost of sales during the nine-month period ending February 25, 2018, $42.8 million during the same period in fiscal 2017, and $179.5 million in fiscal 2017, 2016, and 2015 combined.
(b)	Cumulative annual savings versus fiscal 2015 base targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(4)	Unallocated corporate expense totaled $28 million in the third quarter of fiscal 2018 compared to $42 million in the same period in fiscal 2017. In the third quarter of fiscal 2018, we recorded $3 million of restructuring initiative project-related costs in cost of sales compared to $16 million of restructuring charges and $12 million of restructuring initiative project-related costs in cost of sales in the same period last year. In addition, we recorded a $3 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2018 compared to an $8 million net decrease in expense in the same period last year. In addition, we recorded $4 million of acquisition transaction costs related to our planned acquisition of Blue Buffalo.

Unallocated corporate expense totaled $102 million in the nine-month period ended February 25, 2018, compared to $144 million in the same period last year. In the nine-month period ended February 25, 2018, we recorded $13 million of restructuring charges and $8 million of restructuring initiative project-related costs in cost of sales compared to $43 million of restructuring charges and $36 million of restructuring initiative project-related costs in cost of sales in the same period last year. In addition, we recorded a $4 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 25, 2018, compared to a $21 million net decrease in expense in the same period a year ago. In addition, we recorded $4 million of acquisition transaction costs related to our planned acquisition of Blue Buffalo.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 25, 2018	Feb. 26, 2017	Feb. 25, 2018	Feb. 26, 2017
Net earnings attributable to General Mills	$941.4	$357.8	$1,776.6	$1,248.6

Average number of common shares - basic EPS	572.5	580.7	573.4	589.8
Incremental share effect from: (a)
Stock options	7.9	7.8	7.7	8.5
Restricted stock, restricted stock units, and other	2.3	2.9	2.1	2.8

Average number of common shares - diluted EPS	582.7	591.4	583.2	601.1

Earnings per share - basic	$1.64	$0.62	$3.10	$2.12
Earnings per share - diluted	$1.62	$0.61	$3.05	$2.08

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)	The effective tax rate for the third quarter of fiscal 2018 was an 85.9 percent benefit compared to a 23.0 percent charge for the third quarter of fiscal 2017. The 108.9 percentage point decrease in our effective tax rate as compared to the prior year was primarily due to the provisional net benefit of approximately $504 million recorded in the third quarter of fiscal 2018 related to the Tax Cuts and Jobs Act (TCJA).

The effective tax rate for the nine-month period ended February 25, 2018, was a 1.7 percent benefit compared to a 29.5 percent charge for the nine-month period ended February 26, 2017. The 31.2 percentage point decrease in our effective tax rate as compared to the prior year was primarily due to the provisional net benefit of approximately $504 million recorded in the third quarter of fiscal 2018 related to the TCJA.

The TCJA was enacted on December 22, 2017 and results in significant revisions to the U.S. corporate income tax system, including a reduction in the U.S. corporate income tax rate, implementation of a territorial system and a deemed repatriation tax on untaxed foreign earnings. The TCJA also results in a U.S. federal blended statutory tax rate of 29.4 percent for fiscal 2018. Generally, the impacts of the new legislation would be required to be recorded in the period of enactment, which for us is the third quarter of fiscal 2018. However, Accounting Standards Update 2018-05: Income Taxes (Topic 740) was issued with guidance allowing for the recognition of provisional amounts in the event that the accounting is not complete and a reasonable estimate can be made. The guidance allows for a measurement period of up to one year from the enactment date to finalize the accounting related to the TCJA.

(7)	We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2018 outlook for organic net sales growth, constant currency total segment operating profit, adjusted effective tax rate, constant currency adjusted diluted EPS, and free cash flow are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, mark-to-market effects, unusual tax items, tax reform, acquisitions, and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of restructuring actions, unusual tax items, tax reform, acquisitions, and divestitures throughout fiscal 2018. The unavailable information could have a significant impact on our fiscal 2018 GAAP financial results.

For fiscal 2018, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to increase net sales by approximately 1 percent; foreign currency exchange rates to increase total segment operating profit and adjusted diluted EPS growth by approximately 1 percent; total restructuring charges and project-related costs related to actions previously announced to total approximately $40 million; total charges related to a global cost savings initiative approved subsequent to the end of the third quarter of fiscal 2018 to total approximately $40 to $60 million; and unusual tax items previously announced to total approximately $40 million of expense.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended			Nine-Month Period Ended
Per Share Data	Feb. 25, 2018	Feb. 26, 2017	Change	Feb. 25, 2018	Feb. 26, 2017	Change
Diluted earnings per share, as reported	$1.62	$0.61	166%	$3.05	$2.08	47%
Provisional net tax benefit (a)	(0.86)	—		(0.86)
Tax adjustment (b)	—	—		0.07	—
Mark-to-market effects (c)(f)	—	(0.01)		—	(0.02)
Divestiture loss, net (d)(f)	—	—		—	0.01
Acquisition transaction costs (d)(f)	0.02	—		0.02	—
Restructuring charges (e)(f)	0.01	0.11		0.03	0.24
Project-related costs (e)(f)	—	0.01		0.01	0.04

Diluted earnings per share, excluding certain items affecting comparability	$0.79	$0.72	10%	$2.32	$2.35	(1)%

Foreign currency exchange impact			2 pts			1 pt

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			8%			(2)%

(a)	See Note 6.
(b)	See Note 1.
(c)	See Note 4.
(d)	See Note 2. Acquisition transaction costs include $15.9 million of charges recorded in interest, net, and $3.5 million of costs recorded in SG&A expenses for the quarter and nine-month periods ended February 25, 2018.
(e)	See Note 3.
(f)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency Total Segment Operating Profit Growth Rates

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant- Currency Basis
Quarter Ended Feb. 25, 2018	(5)%	1 pt	(6)%
Nine-Month Period Ended Feb. 25, 2018	(9)%	1 pt	(10)%

Constant-currency Segment Operating Profit Growth Rates

	Quarter Ended Feb. 25, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	Flat	Flat	Flat
Europe & Australia	(35)%	11pts	(46)%
Asia & Latin America	(121)%	13pts	(134)%

	Nine-Month Period Ended Feb. 25, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(7)%	Flat	(7)%
Europe & Australia	(33)%	5pts	(38)%
Asia & Latin America	(51)%	5pts	(56)%

Constant-currency After-tax Earnings from Joint Ventures Growth Rates

	Percentage Change in After- Tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange	Percentage Change in After- Tax Earnings from Joint Ventures on Constant- Currency Basis
Quarter Ended Feb. 25, 2018	51%	21pts	30%
Nine-Month Period Ended Feb. 25, 2018	(2)%	2pts	(4)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the quarter-over-quarter assessment of operating results.

	Quarter Ended
In Millions	February 25, 2018		February 26, 2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,255.3	32.3%	$1,307.7	34.5%
Mark-to-market effects (c)	2.8	0.1%	(8.2)	(0.2)%
Restructuring charges (d)	0.1	—%	16.4	0.4%
Project-related costs (d)	3.0	0.1%	11.5	0.3%

Adjusted gross margin	$1,261.2	32.5%	$1,327.4	35.0%

Operating profit as reported	$592.7	15.3%	$542.5	14.3%
Mark-to-market effects (c)	2.8	0.1%	(8.2)	(0.2)%
Restructuring charges (d)	7.6	0.1%	94.0	2.5%
Project-related costs (d)	3.0	0.1%	11.5	0.3%
Acquisition transaction costs (e)	3.5	0.1%	—	—%

Adjusted operating profit	$609.6	15.7%	$639.8	16.9%

Net earnings attributable to General Mills as reported	$941.4	24.2%	$357.8	9.4%
Provisional net tax benefit (b)	(503.8)	(13.0)%	—	—%
Mark-to-market effects, net of tax (c)(g)	1.6	—%	(5.1)	(0.1)%
Restructuring charges, net of tax (d)(g)	6.8	0.2%	63.0	1.7%
Project-related costs, net of tax (d)(g)	2.3	0.1%	7.4	0.2%
Acquisition transaction costs (e)(g)	13.8	0.4%	—	—%
Tax adjustment (f)	(1.7)	—%	—	—%

Adjusted net earnings attributable to General Mills	$460.4	11.9%	$423.1	11.2%

(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2. Acquisition transaction costs include $15.9 million of pre-tax charges recorded in interest, net, and $3.5 million of pre-tax costs recorded in SG&A expenses for the quarter ended February 25, 2018.
(f)	See Note 1.
(g)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Nine-Month Period Ended
In Millions	February 25, 2018		February 26, 2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,008.4	33.8%	$4,244.1	35.9%
Mark-to-market effects (c)	(3.5)	—%	(20.7)	(0.2)%
Restructuring charges (d)	13.0	0.1%	42.8	0.4%
Project-related costs (d)	8.4	0.1%	36.4	0.3%

Adjusted gross margin	$4,026.3	34.0%	$4,302.6	36.4%

Operating profit as reported	$1,948.3	16.4%	$1,957.2	16.6%
Mark-to-market effects (c)	(3.5)	—%	(20.7)	(0.2)%
Restructuring charges (d)	27.3	0.2%	208.3	1.8%
Project-related costs (d)	8.4	0.1%	36.4	0.3%
Divestiture loss (e)	—	—%	13.5	0.1%
Acquisition transaction costs (e)	3.5	—%	—	—%

Adjusted operating profit	$1,984.0	16.7%	$2,194.7	18.6%

Net earnings attributable to General Mills as reported	$1,776.6	15.0%	$1,248.6	10.6%
Provisional net tax benefit (b)	(503.8)	(4.2)%	—	—
Mark-to-market effects, net of tax (c)(g)	(2.4)	—%	(13.0)	(0.1)%
Restructuring charges, net of tax (d)(g)	20.6	0.2%	141.6	1.1%
Project-related costs, net of tax (d)(g)	5.9	—%	23.3	0.2%
Divestiture loss (e)(g)	—	—%	9.2	0.1%
Acquisition transaction costs (e)(g)	13.8	0.1%	—	—%
Tax adjustment (f)	40.5	0.3%	—	—%

Adjusted net earnings attributable to General Mills	$1,351.2	11.4%	$1,409.7	11.9%

(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2. Acquisition transaction costs include $15.9 million of pre-tax charges recorded in interest, net, and $3.5 million of pre-tax costs recorded in SG&A expenses for the nine-month period ended February 25, 2018.
(f)	See Note 1.
(g)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended				Nine-Month Period Ended
	Feb. 25, 2018		Feb. 26, 2017		Feb. 25, 2018		Feb. 26, 2017
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$503.4	$(432.5)	$466.1	$107.0	$1,711.7	$(29.1)	$1,731.4	$511.0
Provisional tax benefit (b)	—	503.8	—	—	—	503.8	—	—
Mark-to-market effects (c)	2.8	1.2	(8.2)	(3.1)	(3.5)	(1.1)	(20.7)	(7.7)
Restructuring charges (d)	7.6	0.8	94.0	31.0	27.3	6.7	208.3	66.7
Project-related costs (d)	3.0	0.7	11.5	4.1	8.4	2.5	36.4	13.1
Divestiture loss (e)	—	—	—	—	—	—	13.5	4.3
Acquisition transaction costs (e)	19.4	5.6	—	—	19.4	5.6	—	—
Tax adjustment (f)	—	1.7	—	—	—	(40.5)	—	—

As adjusted	$536.2	$81.3	$563.4	$139.0	$1,763.3	$447.9	$1,968.9	$587.4

Effective tax rate:
As reported		(85.9)%		23.0%		(1.7)%		29.5%
As adjusted		15.2%		24.7%		25.4%		29.8%

Sum of adjustment to income taxes		$513.8		$32.0		$477.0		$76.4

Average number of common shares - diluted EPS		582.7		591.4		583.2		601.1

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.88		$0.05		$0.82		$0.13

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2. Acquisition transaction costs include $15.9 million of charges recorded in interest, net, and $3.5 million of costs recorded in SG&A expenses for the quarter and nine-month periods ended February 25, 2018.
(f)	See Note 1.

Free Cash Flow

We believe this measure provides useful information to investors because it is an important indication of our ability to generate cash. We define free cash flow as net cash provided by operating activities less purchases of land, buildings, and equipment. The calculation of free cash flow follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 25, 2018	Feb. 26, 2017	Feb. 25, 2018	Feb. 26, 2017
Net cash provided by operating activities	$568.5	$580.3	$2,135.3	$1,659.0
Purchases of land, buildings, and equipment	(137.9)	(156.9)	(397.9)	(475.2)

Free cash flow	$430.6	$423.4	$1,737.4	$1,183.8

(8)	Subsequent to the end of the third quarter fiscal 2018, we approved global cost savings initiatives designed to reduce administrative costs and align resources behind high growth priorities. In the fourth quarter of fiscal 2018, we expect to record total charges of approximately $40-$60 million, primarily reflecting employee termination benefits, all of which will be cash. The majority of these actions will be completed by the end of fiscal 2018 with the remainder completed in fiscal 2019 subject to consultation as locally required.